Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CHURCHILL CAPITAL CORP VIII

(Pursuant to Section 241 of the General Corporation

Law of the State of Delaware)

1.       The name of the corporation is Churchill Capital Corp VIII.

2.       Paragraph FIRST of the Certificate of Incorporation of the corporation is hereby amended in its entirety to read as follows:

FIRST: The name of the corporation is AltC Acquisition Corp. (the “Corporation”).

3.       As of the date hereof, no officers have been appointed to the Corporation.

4.       As of the date hereof, the Corporation has not received any payment for any of its stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 23rd day of February, A.D. 2021.

By:	/s/ Peter Seibold
Name:	Peter Seibold
Title:	Director